UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities and Exchange Act of 1934

Date of Report (or Date of Earliest Event Reported): July 8, 2014

HCI Group, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Florida	001-34126	20-5961396
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

5300 West Cypress Street, Suite 100

Tampa, Florida 33607

(Address of Principal Executive Offices)

(813) 849-9500

(Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1. Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement

To mitigate risk from hurricanes and other catastrophes, each year the subsidiaries within our Homeowners Choice property and casualty insurance division implement a comprehensive reinsurance program whereby we pay premiums to other entities that agree to pay portions of any policyholder claims caused by certain catastrophic events. We have secured our reinsurance program for the year June 1, 2014 through May 31, 2015 by entering into contracts with multiple private reinsurance companies and with the State Board of Administration of Florida, which administers the Florida Hurricane Catastrophe Fund.

The private reinsurance companies include Renaissance Reinsurance Ltd., Endurance Specialty Insurance Ltd., ACE Tempest Reinsurance Ltd., Amlin AG, Aeolus Reinsurance Ltd., Montpelier Reinsurance Ltd., various Lloyd’s syndicates, National Liability & Fire Insurance Company, which is an affiliate of Berkshire Hathaway, Inc. and Oxbridge Reinsurance Limited. Portions of the reinsurance program are secured through our own reinsurance subsidiary, Claddaugh Casualty Insurance Company Ltd., which has mitigated a portion of its risk through a retrocession contract.

The reinsurance contracts offer various coverages, limits, retentions and durations. The private reinsurance contracts cover, in general, hurricanes, tropical storms, tornados, floods, and other catastrophes. The Florida Hurricane Catastrophe Fund agreement covers storms designated as hurricanes by the National Hurricane Center. The reinsurance program provides coverage for an event up to $980 million which according to catastrophe models approved by the Florida Office of Insurance Regulation is sufficient to cover the probable maximum loss resulting from a 1 in 182 year event. The total cost of our reinsurance program (including retrocession premiums paid by Claddaugh) is approximately $139 million with significant portions of the premium payments divided into installments throughout the contract year. Retention under the contracts, excluding the flood reinsurance program described below, is approximately $18 million in a single event. Included in our reinsurance program is $675 million of coverage for second and subsequent events based on the probable maximum loss resulting from a greater than 1 in 62 year event. All our private reinsurers are AM Best rated ‘A-’ or better or have fully collateralized their potential obligations to us.

The Florida Hurricane Catastrophe Fund component of our program is estimated to cover 90% of $546 million of first event loss in excess of $204 million at a total estimated cost of $36.8 million.

The reinsurance contracts with Claddaugh provide approximately $10.0 million of coverage in a first event and $10 million of coverage in a second event. Claddaugh has entered into a retrocession contract with Oxbridge Reinsurance Limited, a NASDAQ-listed Cayman Islands company for which our chief executive officer, Paresh Patel, serves as chairman of the board, and our director, Sanjay Madhu, serves as chief executive officer. The Oxbridge contracts provide approximately $17.8 million of coverage in exchange for approximately $5.1 million of premium payments. Claddaugh and Oxbridge have each deposited funds into trust accounts to fully collateralize their exposures. We believe the rates and terms provided by the contracts with Oxbridge to be competitive with market rates and terms.

In addition, Claddaugh and one other nonaffiliated private reinsurer each participate in a quota share arrangement with respect to our flood reinsurance program. As a result, Claddaugh will cover up to a 20% loss ratio plus $13 million under this program with remaining flood losses entirely ceded to the nonaffiliated carrier.

Certain of the private reinsurance contracts include retrospective provisions that adjust premiums, increase the amount of future coverage, or result in profit commissions in the event losses are minimal or zero. As a result, we expect to recognize net reinsurance premiums ceded of approximately $108 million from June 1, 2014 through May 31, 2015 assuming no losses occur during that period. In accordance with generally accepted accounting principles, we will recognize an asset in the period in which the absence of loss experience gives rise to an increase in future coverage or obligates the reinsurer to pay cash or other consideration under the contract. On the contrary, we will derecognize such asset in the period in which a loss experience arises. Such adjustments to the asset, which accrue throughout the contract term, will negatively impact our operating results when a catastrophic loss event occurs.

Forward Looking Statements

This form 8-K may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example, there can be no assurance our coverages will be sufficient if a catastrophic event occurs. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. HCI Group, Inc. disclaims all obligations to update any forward-looking statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: July 8, 2014.

HCI GROUP, INC.

BY:	/s/ Richard R. Allen
Name:	Richard R. Allen
Title:	Chief Financial Officer

A signed original of this Form 8-K has been provided to HCI Group, Inc. and will be retained by HCI Group, Inc. and furnished to the Securities and Exchange Commission or its staff upon request.